Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	James McMonagle
Vice President and Chief Financial Officer
(610) 487-0904

AMREP REPORTS SECOND QUARTER FISCAL 2020 RESULTS

Plymouth Meeting, Pennsylvania, December 10, 2019 – AMREP Corporation (NYSE: AXR) today reported a net loss of $2,169,000, or $0.27 per share, for its 2020 fiscal second quarter ended October 31, 2019 compared to net income of $55,000, or $0.00 per share, for the same period of the prior year. For the first six months of 2020, AMREP had a net loss of $2,365,000, or $0.29 per share, compared to net income of $116,000, or $0.01 per share, for the same period of 2019.

During the second quarter of 2020, AMREP recognized a non-cash pre-tax settlement charge of $2,929,000 due to AMREP’s defined benefit pension plan paying certain lump sum payouts of pension benefits to former employees.

The results of the second quarter of the prior year reflected a net loss from continuing operations of $580,000 and net income from discontinued operations of $635,000. The first six months of the prior year reflected a net loss from continuing operations of $1,242,000 and net income from discontinued operations of $1,358,000. Discontinued operations resulted from the sale of AMREP’s fulfillment services business in April 2019.

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2019	2018

Revenues	$3,960,000	$2,620,000

Net (loss) from continuing operations	$(2,169,000)	$(580,000)

Net income from discontinued operations	-	$635,000

Net income	$(2,169,000)	$55,000

(Loss) per share from continuing operations – Basic and Diluted	$(0.27)	$(0.08)

Income per share from discontinued operations – Basic and Diluted	-	$0.08

Income per share – Basic and Diluted	$(0.27)	$0.00

Weighted average number of common shares outstanding - basic	8,129,000	8,095,000
Weighted average number of common shares outstanding - diluted	8,129,000	8,146,000

	Six Months Ended October 31,
	2019	2018

Revenues	$8,727,000	$6,858,000

Net (loss) from continuing operations	$(2,365,000)	$(1,242,000)

Net income from discontinued operations	-	$1,358,000

Net income	$(2,365,000)	$116,000

(Loss) per share from continuing operations – Basic and Diluted	$(0.29)	$(0.16)

Income per share from discontinued operations – Basic and Diluted	-	$0.17

Income per share – Basic and Diluted	$(0.29)	$0.01

Weighted average number of common shares outstanding - basic	8,125,000	8,090,000
Weighted average number of common shares outstanding - diluted	8,125,000	8,135,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).